Exhibit 99.1
RETAIL VENTURES, INC.
4TH QUARTER AND YEAR END OPERATING RESULTS
4/13/2006 — 8:00 A. M. EASTERN TIME
OPERATOR: Good morning. Welcome to the Retail Ventures year-end operating results call. As a reminder all lines will be on listen only mode and we will conduct a question and answer session at the end of the call. If you need technical assistance during the call please press star, zero to speak to an operator. At this time I’d like to turn the call over to Jim McGrady so we may begin, Jim.
JIM MCGRADY: Thank you, Peg. Good morning everybody. With us on the phone is Heywood Wilansky our CEO. Before proceeding, as always, I would like to restate with you the company’s policy with respect to forward looking information pursuant to the Private Securities Litigation Reform Act of 1995. Statements made in the course of this call that are not purely historical such as statements regarding the company or management’s intentions, expectations or projections of the future are forward looking statements. Our actual results could materially differ from those forward-looking statements. [technical difficulties] Such differences include but are not limited to the risk factors that are discussed in the company’s Annual Report on Form 10K and the other reports filed from time to time by the company and its subsidiaries with the Securities and Exchange Commission. Any forward made looking statements made during this call are based upon information presently available to the company and the company assumes no obligation to update any such forward-looking statements.
All of that being said, good morning and today as everybody knows we announced a fourth quarter net loss of $40.7 million [technical difficulties] per share compared to the net loss last year of $16.9 million or 50 cents a share. During the fiscal year we reported a net loss of $113.5 million and the prior year we had a net loss of $19.4 million. The loss per share for each respective period is $2.94 and 57 cents. The fourth quarter and year to date periods include non-cash accounting expense of $43.2 million and $74.3 million respectively related to the modification and issuance of warrants. Remember no tax benefit has been recognized in connection with these charges in any of the periods presented. And this charge is reported in the Value City segment. Adjusting for that, the effect in the fourth quarter for that charge was about $1.09 per share and on an annual basis that charge was $1.92 a share. The total sales for the fourth quarter increased $58.6 million or about 7.7% to $820.5 million. Comp stores sales for the quarter increased 4.1%. That was comprised of a tenth of a percent increase at Value City an 11.3% increase at DSW and Filene’s Basement improved by 7.8%. Value City’s comp quarterly sales decreased in the non-apparel and hard lines business by 12.9% and increased in apparel by 4.4%. The apparel categories of men’s and ladies had increases of 5.3% and 6.4%, respectively while children’s showed a slight decline of eight-tenths of a percent. Jewelry and shoes increased over the comparable period by 16.8% and 4.9%, respectively. DSW sales were $283.8 million, which is a 22.5% increase in the quarter, which includes a net increase of 29 stores, 11 non-affiliated leased shoe departments and one Filene’s Basement leased shoe department. The merchandise categories of men’s and women’s had increases of 9.5% and 15.9% respectively. These results also include the recategorization of two DSW and Filene’s Basement combo stores. Filene’s Basement had a sales increase of 9.5% in the quarter, which includes the net increase of one store. The merchandise categories of men’s, ladies and children had comp sales increases of 11.1%, 10.8% and 22.5%, respectively. Jewelry had an increase of 6.1%, which was driven by watches and costume jewelry while our home goods increased by 3.6% at Filene’s Basement. The total gross profit in the fourth quarter increased $20.3 million. In the fourth quarter gross profit as a percentage of sales decreased 10 basis points to 36.3%. The decline in gross profit is comprised of decreases in the Value City and DSW segments. Gross profit as a percent of sales by each of our operating divisions in the quarter was at Value City 33.2%, DSW 41.7% at Filene’s Basement 34.2%.
The Value City gross profit decreased $5.2 million from the comparable quarter of 2004 and is attributable to lower IMU as a result of the planned shift in strategy towards more brand name and better assortments at compelling prices. We also had some slightly higher markdowns in the quarter, which was related to some clearance merchandise compared to the prior year’s quarter. At DSW gross profit increased $19 million during the quarter. The decrease in the rate as a percent of sales is primary attributable to increased markdowns in all categories. This was offset to some extent by an increase in the IMU at DSW. Filene’s Basement gross profit increased $6.5 million, which is attributed to one new store and a reduction in markdowns. Our total SG&A expenses for the quarter decreased $22.6 million and as a percent of sales decreased from 39.1% to 33.6%. For the year-to-date period SG&A increased $34.5 million, which is approximately 38.1% of sales, which is compared to 39.3% for the prior year. The 29 new DSW stores and 11 new non-affiliated leased shoe departments added approximately $18.9 million and $800,000 to our SG&A expenses during the year and the one new Filene’s Basement store added approximately $2.3 million.
Also you might recall earlier this year DSW recorded a $6.5 million charge related to the theft of credit card and other purchase information from some of their customers. Value City had a decrease in SG&A as a percent of sales are primarily the result of the fixed cost that we’ve leveraged in occupancy and salaries against the current period sales. By division SG&A as a percent to sales was Value City 32.1%, DSW 35.9%, and Filene’s Basement 35.3%. If we take a look at our operating profit and loss by segment as reported for the quarter, Value City was a negative $37.1 million. If we adjust for the fourth quarter charge for the warrants you would see that Value City actually had an operating profit of $6.1 million. DSW had an operating profit of $16.7 million and Filene’s Basement was $1.3 million. If we take a look at the same numbers for the year-to-date period Value City had reported a loss of $126.4 million adjusting for the warrants on an annual basis, that loss would have been $52.2 million. And DSW had an operating profit of $70.1 million and Filene’s Basement had an operating loss of $10.7 million.
Moving forward, our net interest expense for the quarter decreased $6.4 million. And this decrease is primarily due to a result of about $178.5 million in average borrowings during the quarter compared to the prior year and a decrease in the weighted average borrowing rate of approximately 1.6%. For the fiscal year, net interest decreased by $12.5 million. And this is primarily due to a decrease of about $124.4 million in average borrowings during the year and it was offset by a slight increase in the overall weighted average borrowings for the year of about .28%.
As we turn to our balance sheet you’ll see inventory totaled $491.9 million at the end of the year versus $473.1 million at the end of last year. This is an increase of approximately 4%. The total increase includes approximately $18.1 million through the 29 new DSW stores, $1.2 million for the new leased departments and $1.1 million for the new Filene’s Basement store. Our net working capital at the end of the year was $263.7 million compared to $233.6 million in the prior year. Our current ratios were 1.5 and 1.7, respectively. Adjusting for the warrant liability and the current liabilities the working capital would have been $355.4 million with a current ratio of 1.9 million [sic]. Net cash used for capital expenditures was approximately $46.5 million during the year. And depreciation and amortization totaled approximately $58.9 million. Capital expenditures including non-cash additions included $12 million for new stores, $20.2 million for improvements in existing stores, $4.6 million for office and warehousing and $11.6 million for information technology and upgrades and new systems.
EBITDA in the fourth quarter was negative $5.5 million [sic], again adjusting for the warrant liability charge that went through there, it would have been $37.3 million and the year would have been $60.8 million. At the end of the year, our consolidated availability under our credit facilities was $199.9 million. Presently our availability is $235 million, which is comprised of $94 million under the RVI revolver and $141 million for DSW.
That concludes the look at the quarter and some of the year-to-date results. As we take a look forward at 2006 we are confirming our previous estimates that we believe that comp store sales at Value City and Filene’s Basement will be in the low single digit range and we do expect to see a margin improvement in both of those divisions of approximately 50 basis points. We also expect to see leverage from our sales improvements and expense reductions that we are implementing and have established throughout the prior year through all the organizations. We also would expect to see Value City’s SG&A to decline somewhere in the 75 to 100 basis point range and be flat to a small improvement at Filene’s Basement. The operating profit for Value City and Filene’s Basement on a combined basis is still, as we said before, expected somewhere near a negative to positive 1% of sales. I really won’t go any further then that at this point in time because it’s very hard to make an estimation of the change of the value of the warrants, which also very much influences our effective tax rate throughout the year. That really concludes the summary of the financial look. And at this time I’d like to turn the call over to Heywood for some operations and other insight.
HEYWOOD WILANSKY: Thank you, Jim. Good morning everyone. Really I just made a few notes that I thought I’d kind of just walk through. And first and foremost the good news is that we’re going to continue with the strategies that we’ve implemented over the course of 2005 as we’ve made significant progress and that is first and foremost on Filene’s Basement part to continue to position the company as the high-end off-price player. And the second piece is to continue to move Value City into more of the low-mid tier players away from where they have previously traded down more at the bottom Wal-Mart level. So I’m not going to spend a lot of time talking about 2005, we all know the results. I really want to spend time talking about 2006 and what’s happening so far this year.
Jim has talked about the fact that he expected the small single digit comps from both Filene’s Basement and Value City for 2006. I would tell you that for this season to date so far we’re well within that range and things look positive from a comp perspective from both companies. Value City, which of course is the biggest issue to continue to fix and evolve, has had particular success ever since we started upgrading their apparel businesses. And if you look at the ladies business for Value City for the season to date so far they’re comping at a high single to low double-digit increases. The men’s business, which was a little slower to take hold as we changed the strategy, is also comping in a similar fashion at the high single digit to low double-digit basis. Ladies accessories that we worked on pretty early in our change in strategy continue to comp at a very healthy high double-digit increase and continue to show no signs of slowing down. The businesses that we’re struggling with at this point in time currently are: intimate apparel is not performing up to expectations and that is one that we had expected would be better already. And in the children’s world we knew we had issues and problems and it looks to me like the children’s business won’t be on the right trend until probably June of this year. Totally, soft lines is comping at the mid to high single digit comp in total, and that’s a very positive sign as we continue to change the inventory out, to spend more of our time on upfront purchases with full sizes and colors and current fashion. And the consumer really seems to be responding to it in spite of the fact that some of the prices are higher then they had been in the past.
We had spent a lot of time talking about home furnishings and the businesses that we had exited. As of August 1st of last year we exited as much as $60 million worth of home furnishings, HBA, food, and drugstore buyout businesses. And that, as I said before, we continue to show strong negative comps in home until we anniversary that around August 1st of 2006. The good news is that in the domestics and in the housewares businesses we’re running comps again in that mid single digit trend already when we take out the businesses that we’ve given up. Home in total actually is running, without the businesses we’ve given up, comps equal to or better then the total company at this point in time. So that’s a very positive move. The other business that has really shown great growth is in the seasonal business such as summer furniture where we were able to get out in front of it with direct imports to change the fashionality, to get more current — price points are up a little and the business is up high double digits at this point in time. So all of those business changes continue to tell me that we’re on the right track with Value City, that the consumer will respond to the changes, and at the same time the margins there will continue to grow. And I think Jim’s estimate of 50 basis points for the year is fairly comfortable, it might even be a little conservative. The other business that continues to show positive trends, based upon the change in strategy, is footwear, and footwear is also comping in that mid single digit range already as we continue to evolve those businesses. The jewelry business is a little tougher, more in the flat range and we’re working on examining what is causing that particular problem there.
Staying with Value City, the other things that we have talked about in the past but I want to reemphasize is we have changed out the team in Value City at a significant proportion of our senior management there and that we’ve been working on this change out in strategy for about 15 months or so. Most recently, in January of this year, we changed out the leadership in the home store, which has given me a lot of confidence and we’re able to move that business faster. Paul Davies has joined us in January. Paul was the former President of Waccamaw and Garden Ridge, had spent time running home businesses at May Company, was most recently the President of a small manufacturing home business as well. In a short period of time he has really helped to get the home business structured similarly to how we see the soft lines business with about 50% or 60% of the business done in an upfront, replenishable, in-stock perspective and the other 35% or 40% for opportunistic deals and opportunities. Don Stenavage has also joined Paul. Don runs the housewares business now. Don ran the housewares business for all the Federated department stores and has a ton of experience and background there. And he is also working with us and he and Paul both have made tremendous contributions in a very small period of time. And previously I had said that I didn’t think we would show positive trends in home until August of this year. It won’t be later then that, might be sooner. Things are looking very positive in the home world. As a reminder actually, one other thing, we’ve also restructured the home a little bit and carved out what we’re going to call the deal acquisition piece of the business and we’ve put Brady Churches who formerly ran home and is very astute at deal-making, along with Josh Greenberg to create a deal division. And they’re working 24/7 just on deals segmenting this away from the normal buying population to let the buying population focus on in-stock, current, fashionable products with full sizes, color and current inventory- this really takes the distraction, to some degree, out of their hands. These deals typically take an awful lot of time and attention chasing them down. Brady’s an expert at that. And so we’re able to segment that and I think that’s going to help us in the long run get a much better performance out of the home business on a day-in, day-out basis.
Just a reminder of some of the major changes we’ve made in this short period of time. We have a new President there and Jerry Politzer has been there about a year. Susan Weiner is the head of marketing. She has been there less than a year. Susan was the head of marketing for KB Toys, Linens and Things, Marshall’s and for some May Company divisions. We have a new head of stores, Rick Walker. He’s been the head of stores for approximately six months. He’s made major changes in the quality of the people that were working in the stores and the execution and standards that are out there. Those of you who have visited our stores have commented back to me that you can’t believe the change-out and what the stores look like. And Rick and his team have made a major contribution to that. We’ve added Glenn Trunley. Glenn is in charge of visual. He’s been there, again, less then a year. Glenn did visual for Burberrys and it may seem strange he’s going to go from high-end couture to ours but he’s made a fabulous adjustment. He’s made a big difference in how the stores look and how we communicate in store to the consumer. We’ve added Beth Feher to run ladies apparel. And ladies apparel since last June or so was probably running close to a double digit increase based upon her leadership, what she’s provided there. We’ve added Lance Itkoff to run men’s. Beth ran feminine apparel at Bon Ton. Lance Itcoff ran men’s apparel at Bon Ton. Again as I said, home, men’s businesses are trending in the high single to low double-digit trend for the season to date. And Lance made a big different in that. And most importantly we’ve also added Mary Ellen Bernard. Mary Ellen was previously the President and CEO of Frederick Atkins and was the EVP of merchandising for Li and Fung, which is the largest Asian sourcer for private brand businesses overseas. Mary Ellen is in charge of our private brand business and has done a miraculous job. In 2004, in soft lines our private label business was less then $5 million. In 2005, our private label business, as Mary Ellen got started about a year ago, got into the $20 million range. In 2006, we are going to do between $50 million and $60 million in private label. And in 2007, it’s going to be well over $100 million. Those businesses, in addition to having full sizes and colors in current fashion, provide us some significant margin opportunity. So over the course of 2006 and 2007, we should see some significant margin improvement in these areas. And at the same time this has nothing to do with the home business, which does a fair amount of importing themselves and the current thought process is to continue that and perhaps expand that to avail us of additional margin opportunities but to do it on a program basis versus a one time deal basis, which will give us much better consistency and in-stock position.
From a marketing strategy at Value City we talked about the fact last year that we had always done an insert program on Sundays. We added some television towards the end of the week to support that. That is continuing and it really seems to show a pop with the weekend TV business. Our businesses on the weekends have been quite good and we think some of that, or a lot of that, has to do with the impact of the TV that we’re running. For the spring season, I think we’re running 11 flights of TV against one and we intend to anniversary the TV efforts we made from fall of 2005. It’s expensive and marketing will probably be in the 5.5% range of sales for 2006. We said that we knew we were overspending but we needed to do that to continue to brand the company out to the consumer and we expect that that will happen throughout the end of 2006. And we expect that in 2007 and beyond we can pull that back into a more normalized range of perhaps 4 or 4.5 percent of sales.
At Filene’s Basement, as I said, the business just like Value City, is in that low to mid-single digit comp increases and things are working well there. We changed their strategy over three years ago. It continues to evolve to be the high-end off-price player and that continues to be happening. If you look at their businesses, their men’s businesses are up in the mid to high single digits. The ladies businesses are in the mid single digits. The accessories businesses are in the mid single digits. The kids businesses actually are quite good and higher then that. And the home business actually is about flat along with some of the other businesses. Footwear continues to be a positive in both companies, Filene’s Basement and Value City, and again mid to high-single digit increases in footwear.

The one thing we talked about in the past was that we were going to reduce our investments in some of the European designer retail stock buyouts and increase our investments in the European production runs where you get full sizes and colors. And what’s happened, if you look at this season as we continue to execute that strategy, is we actually have less inventory invested in the European retail stock business and we’re doing more business in retail stock because of the change out, actually we’re about double digits ahead with about 25 or 30 percent less inventory invested in those businesses, as the production merchandise turns much better and much more profitably then some of the retail stock buyouts that we had done in the past.
In terms of expanding the company, Filene’s Basement talked about opening up five new stores in 2006. I guess we keep talking about maybe it’s four to six, we picked five as the mid-zone. We’ve announced one new store and it’s a very important new store so far for 2006 and that is in downtown Boston. It actually will have entrances on both Boylston Street and Newbury Street just off of Arlington in the middle of the high-end Back Bay shopping district and is a major step forward for the company to kind of position ourselves in the environments where high-end off-price really will work. The store is going to be a little bit over 38,000 square feet and we expect it to be a significant contributor to our sales line once it opens. We have not announced the exact locations of the other stores as those leases are in the very last stages prior to be signing. But we know that we have an additional four to five deals on the table that are about to be signed that will get us to around five stores for 2006. In addition to that, we’re already working on three to four deals for 2007. Some of them are quite significant in terms of the locations and markets they’re in, again, following the strategy of trying to be in the big markets with good size stores in high-end areas.
Gross margin, as we said, Filene’s Basement has had a very good reaction to some of the inventory controls we put in place there to reduce the markdown reliance and actually they are showing significant margin improvement for the first quarter and we hope that will continue for the rest of the way.

The last thing I really want to talk about is something we tried in Value City that has had unique results. We made a big effort to try to increase the credit card base of Value City to get that loyal customer to come back. And, as you know, the Value City customer over the previous 5 to 10 years, has kind of evolved into the low end of the socioeconomic platform. By moving our product up we were trying to attract a different consumer who was probably more credit worthy, so to speak. And we were able to increase our credit card availability of active credit cards from last year at this time around 350,000 active accounts to this year over 500,000 active accounts. And that’s very impressive, but that’s just the beginning of the story. The second thing that we did was, we created a membership club at Value City called Club V [sic]. Last year really we started up late in the year, and it offers some soft and some real incentives for the consumer to sign up. It gives us an opportunity to speak to the consumer with some regularity. And also being a member of the club increases loyalty, frequency of shopping, our size of the market basket has gone up considerably when we look at what these folks are buying versus the average. We started late fall of last year. We currently have signed up over 800,000 members. We will expect to be over 1 million members by this fall. And we market to those people every quarter plus on their birthday so that’s at least five mailings a year to these folks. And we’re hoping to get e-mail information and other information and we’ll certainly communicate that way as well. Significant, significant reaction to this available club and we think that over time that’ll become our major marketing effort as we reduce our reliance on some of the other things that we’re doing, such as TV, which is expensive, and convert that into loyalty club membership, a lower-cost, better reaction.
And with that, Jim, I would open the call up for any questions that people might have.
JIM MCGRADY: All right. Thank you. Peg, would you please open up the lines for us?
OPERATOR: Yes, at this time I’d like to open up the call for questions. If you’d like to ask a question,

please press zero, one on your keypad. All right. We have our first question. It is from Adam Camoura. Go ahead Adam.
ADAM CAMOURA: Yes, thanks a lot. First of all I’d just to say it’s, it’s nice to hear that it sounds like things are on the right track on a lot of different fronts. I had a couple of questions. The first is you’ve given us a yearly EBIT target of minus one to plus one at the Value City and Filene’s combined, how does that progress quarterly? Should every quarter be around break even or do we see more of the gains in the margin of the back half? If you could just explain that, that would be helpful.
JIM MCGRADY: You’ll see some improvement here in the first and second quarters but a good piece of it will come towards the back half of the year when we actually have the opportunity, as Heywood said, to get some more focus and attention and emphasis on the hard lines, the home and the domestic areas and see those grow, and so that’s really when it’s going to be. The third and fourth quarter are really going to be the quarters that you’ll see the biggest changes in.
ADAM CAMOURA: Okay. Are there any other major cost initiatives that we’re rolling through this year such that ’07, it sounds like you’re doing something very interesting on the private label business so we should certainly get a margin lift, all else being equal ’07 to ’06 from that. But are there any other significant SG&A or other cost initiatives that you might be doing throughout ’06 so that we could get another margin pump as we look into ’07?
JIM MCGRADY: Actually we have, about the back half of 2005, we actually changed our medical plan and that’s really started to pay off for us. We actually upgraded the plan with a little different cost structure to the associates and our associates have responded very well to the program and to the increment in cost. So that looks good for us as we go through 2006 and beyond. We also in early February, got our JDA inventory management system implemented and kicked off and we’re going to start to see benefits from that throughout the year as we get better visibility to our history, better visibility to our planning and our allocation process in the Value City segment of the businesses, Adam, so yeah, we’ve had a couple of things. We’ve actually challenged our executive group for cost savings and continue to do so throughout 2006. But, I think we’ve put these numbers in our estimates and it’s really hard to estimate that JDA, when that’s going to kick in because you obviously have to have a pretty solid history to start to do a lot of these more sophisticated models and things like that. But as we get that more and more developed, more history developed, we’re going to see better and better benefits out of that throughout the year.
HEYWOOD WILANSKY: Adam, on the straight margin side as opposed to Jim’s SG&A side at Value City you’ll see increased margin based upon the reduction in some of the drugstore buyouts that look good at the first 30 or 40 percent of the deal that you sold and got killed in the last 60%, which is eliminated, starting August 1st of 2006 we anniversary that. And also on the Filene’s Basement side, the margins in assorted European retail stock buyouts were quite tough. We’ve shifted inventory investment into more of production versus assorted buyout and that will also yield some margin improvement for them as well.
ADAM CAMOURA: Okay. And just on the JDA side should we expect you guys to be able to start generating some cash out of working capital? Along those lines on the cash flow section what are we expecting for cap ex in 2006?
JIM MCGRADY: I actually think that cap ex is probably going to come in somewhere in the neighborhood of where it did in ’05. I actually think that it has the potential and that’s overall, that includes DSW. I would think that the Value City organization will probably spend a little bit less then it did in the prior year, which was about $27.7 million for cap ex. I think that it’ll probably come in slightly lower then that. And I think that Filene’s Basement will be a little bit lower then what it was based upon our expectation of store openings and everything like that. It’s really hard to estimate that, when that timing’s going to come through, at what part of the year. But I would say that they’re probably going to be in the same range that they are.
ADAM CAMOURA: Okay. Terrific. I’ll let somebody else and then I’ll get back in the queue.
JIM MCGRADY: Okay.
OPERATOR: All right. Our next question is from David Mann, go ahead David.
DAVID MANN: Yes, good morning. Let me add my comments that these trends were encouraging. First of all Jim, if you could talk a little bit in terms of the SG&A line at Value City. It looks like you took some heavy cost cuts there. Can you just elaborate on what’s going, where you made some of those cuts and if they are any one-time items in there that we need to know about?
JIM MCGRADY: Actually the biggest benefit that we’ve seen in our SG&A line is we have continually for the past two years, and we’re starting to see it pay off as we get into 2006, challenged ourselves on the number of people that we have in our backroom operations, the efficiencies of those operations and things like that. One of the major changes that we’ve made this year was in our store operation groups, David. We actually reorganized our receiving function in the backroom and took a real hard look at the number of associates that were working in our stores. And we took a pretty good cut there and really were able to maintain the same operational standards and customer service that we’ve had in the past. Actually I think we improved it a little bit with the reduction in the number of associates at the stores. We’ve also continually challenged ourselves here at the corporate offices trying to reduce that overhead. We’re taking a look at where we can get inefficiencies from combining contracts and doing combined bids for things like that, office supplies, et cetera. So nothing’s been untouched, but really the biggest benefit has come from the workforce reductions that we’ve seen throughout the past couple of years.
DAVID MANN: And, and given that it looks like the bulk of these cuts were in the fourth quarter, should we consider that in ’06 SG&A could be down on an absolute basis in terms of absolute dollars at Value City?
JIM MCGRADY: I would actually look for it to be if not slightly down, flat.
DAVID MANN: Okay. On another line of questions, the store portfolio can you give a sense on how the portfolio at Value City is performing in terms of some of the different markets? Is the new merchandising strategy adhering in all of the markets? And also, as a group are there any four-wall money losers that you need to address or that you think might need to be addressed over the course of the next year?
JIM MCGRADY: Well actually from a four-wall perspective, I would say that the stores are all in a positive position. Through fiscal 2005 I would say that we, and I’m talking about Value City here, stores are all on a positive position. There are some where we have made some pretty significant management changes to try and increase that four-wall profitability that we’ve taken a real hard look at it. And I think Heywood might want to speak to the market sensitivity of the merchandise mix that’s out there. But really, I think overall what we’re seeing is that in each market there has been an acceptance to the new merchandising presentation that’s out there. Some maybe not as strong as others, some we need to get a little more information that hopefully maybe our JDA system will give us some insight to as to what the customer really is looking for at that store. So we’re taking, we have challenged ourselves as to each individual store, not actually even by market. But, obviously we have certain markets where we have just one or two stores that it’s not as easy to spread our marketing costs across those as it is in markets where we have five or six to seven stores in them. So we try to give credit where we can for those things. But I think really, overall I would have to say that the stores came in about, where we thought they were as far as a performance base.
HEYWOOD WILANSKY: David from a market point of view there’s no market that’s really doing really poorly at this point in time; however, the best markets that have reacted the best with this season are, Atlanta, Baltimore, central PA, Cincinnati, Cleveland, Erie PA, New Jersey, Louisville, Washington D.C., Virginia Beach, northeast Ohio, Philadelphia area, Pittsburgh, and St. Louis. Those markets have been the most positive. And so you try to see if there’s something peculiar about that mix, like are they all south, are they all north. And there really isn’t, which actually I think is the best news is that it’s eclectic and therefore it says that on a broad brush it seems like most of the markets unrelated to size, to type to some degree almost and economics seem to be reacting positively.
DAVID MANN: And now some of the markets I guess that you didn’t mention are more in the heartland or the Midwest. I mean is there something going on there that you think, perhaps associated with some of the travails of the auto business that might be—
HEYWOOD WILANSKY: Well if you look at West Virginia less good, if you look at Toledo and western Ohio less good and, and you look at Detroit less good. So I think that you could say that, and Indianapolis less good. That those markets, maybe if being affected, I think twofold, one by the economics of the particular market, but also I think partly it’s been a rather weird spring season from a climate point of view and maybe these markets have been more impacted then others by the lack of seasonal change in March where it stayed pretty unseasonable.

DAVID MANN: So just to summarize, when you look at your store portfolio it doesn’t sound like you have any need in your mind to make any major investment in the stores or any additional investment towards relocating stores or closing stores.
HEYWOOD WILANSKY: No I don’t agree with that. You know, in 2005 we spent about $2.5 million on upgraded fixturing to try to begin to show the consumer how the products would look in a better environment, at least from a loose fixture point of view. That included four-ways, moveable walls, three tiered tables, accessory fixturing, things of that nature. And I guess this year we’re targeted to spend a little less then that maybe a million and a half bucks as we’re trying to keep control of the capital outlay while we see the reaction from the consumer. But if you wanted to be an all-in, fix up the store from a fixture point of view, you’re still talking about, a $10 million investment and we’re not prepared to make that until we get further down the line.
DAVID MANN: Okay. Thank you.
OPERATOR: Okay our next question is from Sam Kidston, go ahead Sam.
SAM KIDSTON: Yeah hi guys, sorry, hi. You guys have talked a lot about the improvement by category at Value City you know men’s, women’s, et cetera. Could you break down the sales in each of those forecasts for last year? That would be very helpful, thank you.
JIM MCGRADY: Well actually we don’t give that but I will say that the ladies apparel line, apparel represents approximately, I believe it’s 60% of the overall business of which the ladies apparel line represent approximately 40% of that. So the, the men’s and children’s businesses comprise the rest of that. Our hardlines area is comprised basically of what we see as the domestics and home goods and seasonal. And really those are changing right now in the mix of our presentation that is out there. As

Heywood said, we’ve exited some of the businesses throughout 2005. So, it’s hard to give what I would see as perhaps a future estimate of where those are going to be.
SAM KIDSTON: Just in terms, maybe a follow up, just in terms of the businesses that you’ve exited, I guess you guys referenced $60 million earlier on the call, $60 million of annual sales. Is that about right for all of the lines that you’ve exited?
HEYWOOD WILANSKY: Yes, it’s around $60 million and it’s maybe, it was probably $30 million to $35 million in fall of ’05 and $25 million to $30 million in spring of ’06. And the anniversary of that date will be right around August 1st.
SAM KIDSTON: All right. Thank you very much.
OPERATOR: Okay our next call is from Adam Camoura, go ahead Adam.
ADAM CAMOURA: Yes, hi, thanks. Just one quick clarification on the guidance of minus one to positive one EBIT margins for Value City and Filene’s, does that include all the corporate allocations to those businesses?
JIM MCGRADY: Yes.
ADAM CAMOURA: All right, terrific. The other thing that we haven’t really heard about yet on the call is the plan for growth at Filene’s. What’s the current thinking on how quickly and how big we can grow that business?
HEYWOOD WILANSKY: Well in previous calls, I guess, we’ve said that we need to get Filene’s

Basement ramped up to an overall volume level run rate of about $600 million to get to operating profits that are in the 3% or better range, and that would be a four wall run rate. In 2006 we’re planning on opening five stores, it could be four it could be six, we’ve used five as the mid-point on that. And we’ve used the same number of new stores in 2007. Based upon our estimates of comp store sales growth in the 3% range let’s say, and the new store growth we would think that at the end of 2007 we would have a run rate of sales that would be equal to a $600 million company or better. And at that point you’re profitable on an operating basis, on a total basis you’re able to start to invest more aggressively in the company and look at alternatives of how to grow it more rapidly, whether that’s more stores, whether that’s acquisitions, whether that’s spinout. I mean, who knows between now and the end of 2007 a lot of things can happen but the game plan is to get it to that level and evaluate it as we go along from there.
ADAM CAMOURA: All right, terrific. And I think actually now you just touched upon what my next question was going to be. Obviously you guys are aware when you look at the Retail Ventures stock and the underlying DSW stock it doesn’t seem like we’re getting a lot of credit or a lot of value out of Value City and Filene’s. Have you guys thought any more about that? Any plans to do anything with the DSW stock? Just like to get your thoughts on it.
HEYWOOD WILANSKY: Well, I’ll talk and then Jim will talk. My plan is to improve the performance at Value City and Filene’s Basement so that we will create value for it and that’s what we’re working on in 2006 and 2007. In terms of what we do with the inventory, with the value of the underlying asset of the DSW stock that RVI holds, we consider what to do with it on a regular basis. For today, the decisions today is that we’re keeping it. That could change and we’re holding our options open. Jim?
JIM MCGRADY: That’s right, Heywood. With our investment in DSW, at this point in time, we really have decided to take a hold and see attitude. We would really like to focus on the turnaround of the Value City operations and growing that DS, or excuse me, growing the Filene’s Basement business. You know, I, we think that it fits well within our portfolio. It helps us with the shoe businesses and the other operations that we have. So at this point in time, we really haven’t come to any firm conclusion about what the long-term resolution or what we’re going to do with that investment at this point in time.
HEYWOOD WILANSKY: I think it would be reasonable to say that sometime between 10:00 o’clock this morning, Adam, and infinity we’ll monetize that asset. We just don’t know when. And DSW is doing quite well and we expect their value to grow which continues to help us along the way while we get to that point.
ADAM CAMOURA: Yeah, no question about that. The, okay, so, but it sounds like from a strategic point it’s really just, helping out in terms of the shoe businesses I, it doesn’t sound like there’s much more strategic synergies going on there though.
JIM MCGRADY: Well actually there is, we use, I mean, it does help in the shoe businesses but we utilize their warehousing, where we can we both benefit when we’re able to go into similar shopping centers, things like that, real estate locations. We do benefit from the shared services agreement that we have in place. It helps us keep the overall administrative costs of the businesses down. So it contributes in more ways then just having a monetary value.
ADAM CAMOURA: Okay. Thanks a lot guys.
JIM MCGRADY: Okay.
OPERATOR: We have no additional questions at this time.

JIM MCGRADY: Okay, with that I would like to thank everybody for their participation in this morning’s call. And if you have any questions, please feel free to reach out. Thank you everybody.
HEYWOOD WILANSKY: Thank you.
JIM MCGRADY: Have a good day.
OPERATOR: Thank you. At this time this call has been concluded.
[END]
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